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                                                                      EXHIBIT 16

                COMPUTATION MEASURE FOR PERFORMANCE INFORMATION

                         CALCULATION OF TOTAL RETURN

     Each Fund calculates its average annual total return quotations for the 1, 5 and 10 year (or since inception if less than 10 years) periods ended December 31, 1995, the date of the most recent balance sheet included in the registration statement, by finding the average annual compounded rates of return over the 1, 5 and 10 year (or since inception if less than 10 years) periods that would equate the initial amount invested to the ending redeemable value, according to the following formula:


                                 P(1+T)n = ERV

Where:  P    =    a hypothetical initial payment of $1,000

        T    =    average annual total return

        n    =    number of years

        ERV  =    ending redeemable value of a hypothetical $1,000 payment made at the beginning of the 1, 5 and 10 year periods, at the end of the 1, 5 and 10 year periods, or fractional portion thereof

     These calculations incorporate the following assumptions:

          1. The maximum sales load, or other charges deducted from payments, is deducted from the initial $1,000 payment.

          2. All dividends and distributions by the Fund are reinvested at the price stated in the prospectus on the reinvestment dates during the period, i.e., any sales load charged upon reinvestment of dividends would be reflected.

          3. All recurring fees, if any, charged to all shareholder accounts are included.

          4. The ending redeemable value assumes a complete redemption at the end of 1, 5 and 10 year (or since inception if less than 10 years) periods and the deduction of all nonrecurring charges, if any, deducted at the end of each period.
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                              CALCULATION OF YIELD

     Each Fund calculates their yield quotations based on a 30-day period ended on December 31, 1995, the date of the most recent balance sheet included in the registration statement, by dividing the net investment income per share earned during the period by the maximum offering price per share on the last day of the period, according to the following formula:

                a-b
YIELD (y) = 2[ ----- + 1)6 - 1]
                 cd

Where: a = dividends and interest earned during the period

       b = expenses accrued for the period (net of reimbursements)

       c = the average daily number of shares outstanding during the period that were entitled to receive dividends

        d = the maximum offering price per share on the last day of the period


                                DOMESTIC
   GOVERNMENT                   STRATEGIC
      FUND                      FUND
----------------              --------------
a = $ 364,736                  a = $ 179,812
b = $  33,920                  b = $  13,363
c = 7,402,945                  c = 3,103,072
d = $9.06                      d = $8.21
y = 5.99%                      y = 7.97%







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                             CALCULATION OF YIELD

The Money Market Portfolio calculates its annualized current yield quotations based on the seven days ended December 31, 1995, the date of the most recent balance sheet included in the registration statement, computed by determining the net change, exclusive of capital charges, in the value of a hypothetical pre-existing account having a balance of one share at the beginning of the period, subtracting a hypothetical charge reflecting deductions from shareholder accounts, and dividing the difference by the value of the account at the beginning of the base period to obtain the base period return, and then multiplying the base period by (365/7).

                       Annualized Current Yield = 5.02%


The Money Market Portfolio calculates its effective yield based on the seven days ended December 31, 1995, the date of the most recent balance sheet included in the registration statement, computed by determining the net change exclusive of capital charges, in the value of a hypothetical pre-existing account having a balance of one share at the beginning of the period, according to the following formula:

              Effective Yield = [(Base Period Return +1) 365/7]-1

                           Effective Yield = 5.14%